November 1, 2007

VIA EMAIL

Russ Pillar
222 Alta Avenue
Santa Monica, CA 90402

RE: Employment Offer

Dear Russ:

On behalf of AVP Pro Beach Volleyball Tour, Inc. (the "Company"), I am pleased to offer you employment with the Company on the terms and conditions set forth below.

The terms of our offer, and if accepted by you shall create a binding agreement between us (this "Agreement"), are as follows:

1. Title: Your title will be Vice Chairman, Operations of the Company. I will endeavor to have you elected as a member of the Board of Directors of AVP, Inc. (the "Board") and as Vice Chairman of the Board by written action immediately upon your execution of this Agreement;

2. Position/Description: Your duties as Vice Chairman, Operations of the Company will substantially involve providing strategic and operational direction to the Company with respect to growing the Company, dealing with public company investor relations, supervising our CFO, realizing operational efficiencies for the Company, and such other duties as reasonably assigned by me. As we discussed, you will be an executive of the Company and an integral part of the senior management team.

3. Reporting: For purposes of your employment, you will report directly to me, as CEO.

4. At-Will Employment: Your employment with the Company will be at-will, meaning that it is not for any specified period of time and can be terminated by you or by the Company at any time, for any reason, with our without notice and with or without cause. The at-will nature of your employment cannot be changed or modified except through an express and written resolution of the Board.

will nature of your employment cannot be changed or modified except through an express and written resolution of the Board.

5. Base Salary: Initially, you will be paid an annual base salary of $290,000 through October 31, 2008. Your annual base salary shall be paid in installments throughout the year in the same manner and at the same time the Company pays other executive officers. From November 1, 2008 through October 31, 2009, your annual base salary shall be $340,000. From November 1, 2009 through October 31, 2010, your annual base salary shall be $375,000. After October 31, 2010, your performance shall be reviewed annually and your annual base salary shall be increased based on the successful achievement of various established milestones determined by me or the Board.

6. Stock Options Grant: I will recommend to the Board that you be immediately granted an option to purchase 1,250,000 shares of AVP, Inc. common stock (the "Stock Options"). The per share exercise price of the Stock Options will be equal to the fair market value of AVP, Inc.'s common stock on the date the Board approves the grant. So long as you continue to remain employed by the Company, these Stock Options shall vest in 36 equal monthly installments with the first installment vesting on the one-month anniversary of your employment start date. The Stock Options will be subject to the terms and conditions of any applicable stock option plan of the Company and any stock option agreement entered into between the Company and you. For the avoidance of doubt, the Stock Options will immediately vest upon your termination other than for Cause within 6 months of a Change of Control; will continue to vest while you are either an employee or a member of the Board; and to the extent vested will be exercisable for one year after you are no longer an employee or member of the Board.

7. Performance Bonuses:

a. Annual Performance Bonus: You will be eligible to participate in the annual performance bonus programs that the Company may establish for senior managers or executive officers of the Company. Under the Company's current bonus program, your annual target bonus will be 50% of your annual base salary for the year in which performance is being rewarded (the "Target Bonus"). This performance bonus shall be based upon the achievement of your performance milestones or targets as such are set and reviewed by the Board and CEO annually. One half of your eligibility for the Target Bonus will be based upon the Board's evaluation and one half will be based upon my evaluation.

b. Additional Cash Performance Bonuses: In addition to any other bonuses for which you may be eligible, in the event the Company achieves positive EBITDA for year-end financial results for 2008 you shall receive a cash bonus of $25,000. In the

event the Company achieves positive EBITDA in excess of $2 million for year-end financial results for 2008 you shall receive an additional cash bonus of $50,000. In the event the Company achieves positive EBITDA in excess of $4 million for year-end financial results for 2008 you shall receive an additional cash bonus of $50,000. The cash bonuses referenced in this paragraph shall be cumulative (i.e., it is possible for you to receive up to a total of $125,000 of Additional Cash Performance Bonuses).

c. Additional Options Performance Bonuses: In addition to the Stock Options and any bonuses for which you may be eligible, you will immediately receive an additional stock option grant (the "Additional Options Performance Bonus") of 600,000 shares with a per share exercise price equal to the fair market value of AVP, Inc.'s common stock on the date the Board approves the grant (and which grants are cumulative) which vest as follows:

i. If AVP, Inc.'s publicly traded stock price reaches $2 per share and remains at or above $2 per share for at least 45 consecutive days, then 200,000 shares shall immediately vest;

ii. If AVP, Inc.'s publicly traded stock price reaches $3 per share and remains at or above $3 per share for at least 45 consecutive days, then an additional 200,000 shares shall immediately vest; and

iii. If AVP, Inc.'s publicly traded stock price reaches $4 per share and remains at or above $4 per share for at least 45 consecutive days, then an additional 200,000 shares shall immediately vest.

iv. All such stock options will be subject to the terms and conditions of any applicable stock option plan of the Company and any stock option agreement entered into between the Company and you. For the avoidance of doubt, the stock options will immediately vest upon your termination other than for Cause within 6 months of a Change of Control; will continue to vest while you are either an employee or a member of the Board; and to the extent vested will be exercisable for one year after you are no longer an employee or member of the Board.

d. Prerequisite for Bonuses: It shall be a prerequisite of your receipt of any bonuses that you are employed by the Company at the time of award of any such bonuses except as provided in Paragraph 11.

RCP

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8. Benefits: You will be eligible to participate in all Company benefits, perquisites, car allowance programs, and fringe benefits on terms that are at least as favorable as those provided to any other Company senior manager or executive officer other than the CEO.

9. Vacation: You will be eligible for 4 weeks of vacation per full year worked (this vacation will be pro-rated based on portions of years worked), the accrual of which will occur in accordance with the Company's written policy on vacations.

10. Reimbursement: You will be reimbursed for reasonable business expenses incurred for the benefit of the Company in accordance with the Company's written policy on such matters and upon submission of appropriate receipts for such expenses. The Company will reimburse you, or pay your law firm directly, for up to $7,500 in reasonable attorney's fees and costs related to the drafting and negotiation of this Agreement, subject to your submission of a reasonable statement showing the provision of such services for such amount.

11. Severance:

a. During the first year of employment, if the Company terminates your employment as Vice Chairman, Operations for any reason other than for Cause (defined below), or if your reporting relationship is changed to any individual other than the CEO and you notify the Company of your intention to terminate on that basis, or the Company materially breaches this Agreement (including failure of the Board to grant the stock options provided herein) and fails to cure such breach after reasonable notice from you, you will continue to receive your then current annual base salary and Target Bonus for one year following your employment termination date. For clarity's sake, if your employment is terminated pursuant to this paragraph at the six month point of your employment, then your annual base salary shall be paid at the current rate for the next six months and the adjusted (higher) rate for the final six months, and the Target Bonus for the remainder of year one shall be based on your current annual base salary and for the final six months shall be based on the adjusted (higher) rate.

b. During the second and third years of your employment, if your employment as Vice Chairman, Operations is terminated by the Company for any reason other than for Cause, or if your reporting relationship is changed to any individual other than the CEO and you notify the Company of your intention to terminate on that basis, or the Company materially breaches this Agreement and fails to cure such breach after reasonable notice from you, the Company will continue to pay you your then current annual base salary and the Target Bonus (as more fully described in the prior paragraph) for eighteen months following your employment termination date.

c. If your employment is terminated not for Cause within six months following a Change of Control of the Company (defined below), or the Company materially breaches this Agreement and fails to cure such breach after reasonable

notice from you, and you notify the Company of your intention to terminate on that basis, then the Company will continue to pay you your then current annual base salary and Target Bonus (as more fully described in Paragraph a, above) for two years following your employment termination date.

d. Your eligibility for the aforementioned severance pay is conditioned upon your execution and the effectiveness of a reasonable general release of all claims in favor of the Company, in a form timely provided by the Company.

e. The Company will continue to pay on your behalf all benefits and perquisites which you are a beneficiary of due to your employment (including, but not limited to, health, life insurance, and similar benefits) for a period of time equal to the period of time for which the Company is obligated to pay your annual base salary and the Target Bonus in each of Paragraphs a, b, and c above).

f. You agree that you will not receive the aforementioned severance pay if you are i) terminated for Cause, ii) terminated from service as a member of the Board or Vice Chairman elected by the Board and you still elect to remain an employee of the Company, or iii) you terminate your employment with the Company for any reason other than a change in your reporting or material breach of this Agreement by the Company, as stated above. You agree to resign from any director or officers positions with the Company and any of its affiliates within 3 days of any termination of your employment with the Company.

g. For purposes of this Agreement, "Cause" shall mean (i) gross neglect, willful malfeasance, or gross misconduct in connection with your employment hereunder; (ii) any willful refusal to perform your duties, responsibilities or obligations in accordance with the terms hereof provided that such duties, responsibilities or obligations are not inconsistent with your position and are otherwise lawful; (iii) a material violation of any policy of the Company that is generally applicable to employees or officers of the Company including, but not limited to, policies concerning sexual harassment, or the Company's code of conduct; (iv) failure to cooperate, if requested by the CEO or the Board, with any investigation or inquiry into your or the Company's business practices, whether internal or external, including, but not limited to, your refusal to be deposed or to provide testimony at any trial or inquiry, subject to your right to reasonably assert lawful defenses or privileges in such proceedings; (v) your resignation that does not have the prior written consent of the Company and is not a termination by you otherwise permitted under this Agreement; (vi) any material breach by you of this Agreement; or (vii) fraud or embezzlement by you or your conviction of, or plea of guilty or nolo contendre to a felony or any crime involving moral turpitude, or an indictment of you

that results in material injury to the Company or any of its subsidiaries or affiliates or its or their property, operations or reputation; provided, however, that in the case of sub-clauses (i), (ii), (iii), (iv) and (vi) of this sub-paragraph, Cause shall not exist if such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by you within 30 days after receipt of notice thereof from the Company reasonably specifying such matters.

h. For purposes of this Agreement, "Change of Control" shall mean where (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or wholly owned subsidiary of the Company, or a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then outstanding securities; (ii) the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (iii) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction having similar effect); (iv) the dissolution or liquidation of the Company; or (v) a change in the majority of members of the board within a 24-month period unless the election or nomination for election by the Company stockholders of each new director was approved at a vote of a majority of the directors then still in office who were in office at the beginning of the 24 month period.

12. Outside Engagements: While employed by the Company, we will expect you to devote sufficient business time and attention to the business of the Company to execute your responsibilities. However, you may continue to pursue outside business interests (including, but not limited to, serving on the boards of directors of other companies, providing consulting services to startups, and engaging in managing your personal investments), provided that your services in such roles does not create a conflict with the performance of your job functions with the Company or the business of the Company. We do not object to your continued involvement in the outside business interests in which you are currently involved which you have disclosed to us.

13. Non-Solicitation, Unfair Competition, Non-Disparagement: As a condition of employment, you will be required to agree to and at all times abide by the Company's standard provisions regarding non-solicitation, unfair competition, and non-disparagement, as such provisions are reasonably determined by the Company. Such provisions shall be consistent with the provisions that have been entered into with other senior executives and apply while you are employed by the Company.

14. Arbitration: You and the Company agree that any disputes that may arise between you and the Company concerning this Agreement or your employment shall be settled by arbitration in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes as are then in effect. Any such arbitration shall take place in Los Angeles, California.

15. Entire Agreement/Choice of Law: This Agreement contains the sole and entire agreement and understanding of the parties with respect to the subject matter hereof. Any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. This Agreement shall be governed by the laws of the State of California, exclusive of its choice of law rules.

Russ, we look forward to you joining us. If you are in agreement with these terms, please so indicate by signing in the space provided blow and return the signed copy as soon as possible to my attention. Your employment with the Company will commence upon your signing below.

Very truly yours,

Leonard Armato
CEO, Chairman, and Commissioner

ACCEPTED AND AGREED:

____
Russ Pillar

Dated: 1 NOV 08